Exhibit 99.1

FAT Brands Inc. Announces Closing of Public Offering of Series B Preferred Stock and Warrants

Beverly Hills, CA, July 16, 2020 (BUSINESS NEWSWIRE) – FAT Brands Inc. (Nasdaq: FAT, FATBP, FATBW), today announced the closing of its previously announced underwritten public offering (the “Offering”) of 360,000 shares of 8.25% Series B Cumulative Preferred Stock (“Series B Preferred Stock”) and 1,899,000 warrant (the “Warrants”) to each purchase one share of Common Stock at an exercise price of $5.00 per share, including 99,000 Warrants as a result of a partial exercise of the over-allotment option granted to the underwriter.

The gross proceeds to the Company were approximately $9,000,990 prior to deducting underwriting discounts and offering expenses.

The shares of Series B Preferred Stock and Warrants began trading on the Nasdaq Capital Market on July 14, 2020 under the symbols FATBP and FATBW, respectively.

FAT Brands Inc. intends to use the net proceeds of the offering for general corporate purposes, possible future acquisitions and growth opportunities, the redemption of a portion of the outstanding Series A Preferred Stock and payment of a portion of accrued dividends on the outstanding Series A-1 Preferred Stock.

ThinkEquity, a division of Fordham Financial Management, Inc., acted as sole book-running manager for the offering. Digital Offering, LLC acted as financial advisor for the offering.

This offering is being made pursuant to a registration statement on Form S-1 (No. 333-239032) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and subsequently declared effective on July 13, 2020. A final prospectus related to the offering was filed and made available on the SEC’s website. Electronic copies of the final prospectus may be obtained, when available, from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, Telephone: (877) 436-3673, Email: prospectus@think-equity.com.

About FAT Brands Inc.

FAT Brands (NASDAQ: FAT, FATBP, FATBW) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns eight restaurant brands: Fatburger, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 360 units worldwide.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” regarding the public offering and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of FAT Brands’ business and other risks detailed from time to time in the Company’s filings with the SEC, and represent the Company’s views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. Fat Brands does not assume any obligation to update any forward-looking statements.

Company Contact:

Media Relations:

JConnelly

Gabriella Daidone

gdaidone@jconnelly.com

973-850-7343

Investor Contact:

ICR

Ashley DeSimone

IR-FATBrands@icrinc.com

646-677-1827